Exhibit 4.1

C

This Certificate is Transferable in Jersey City, NJ, New York, NY and Pittsburgh, PA

COMMON STOCK
PAR VALUE $.01 PER SHARE

CLST Holdings, Inc.

CUSIP 12564R 10 3

SEE REVERSE FOR CERTAIN DEFINITIONS AND PROVISIONS

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

This Certifies that

is the record holder of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, PAR VALUE $.01 PER SHARE, OF

CLST Holdings, Inc.

CERTIFICATE OF STOCK

(herein called the "Corporation") transferable on the books of the Corporation in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed or assigned. This Certificate and the shares represented hereby are issued and shall be subject to the laws of the State of Delaware and to all provisions of the Certificate of Incorporation and By-Laws of the Corporation as amended from time to time. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

PRESIDENT AND CHIEF EXECUTIVE OFFICER

SECRETARY


CLST Holdings, Inc.
CORPORATE
SEAL
DELAWARE

DATED:

COUNTERSIGNED AND REGISTERED:
MELLON INVESTOR SERVICES LLC
TRANSFER AGENT AND REGISTRAR

BY

AUTHORIZED SIGNATURE

PRODUCTION COORDINATOR: TODD DEROSSETT 931-490-1720
PROOF OF APRIL 3, 2009
CLST HOLDINGS, INC.
TSB 32212 FC
OPERATOR: AP
NEW

AMERICAN BANK NOTE COMPANY
711 ARMSTRONG LANE
COLUMBIA, TENNESSEE 38401
(931) 388-3003
SALES: E. BUCKLEY 951-340-1950
7 / LIVE JOBS / C / 32212 CLST FC

PLEASE INITIAL THE APPROPRIATE SELECTION FOR THIS PROOF: ____ OK AS IS ____ OK WITH CHANGES ____ MAKE CHANGES AND SEND ANOTHER PROOF

Colors Selected for Printing: SEAL: 10% Black screen behind Seal. Intaglio prints in SC-3 Dark Green.

COLOR: This proof was printed from a digital file or artwork on a graphics quality, color laser printer. It is a good representation of the color as it will appear on the final product. However, it is not an exact color rendition, and the final printed product may appear slightly different from the proof due to the difference between the dyes and printing ink.

PLEASE INITIAL THE APPROPRIATE SELECTION FOR THIS PROOF: OK AS IS OK WITH CHANGES MAKE CHANGES AND SEND ANOTHER PROOF CLST Holdings, Inc. This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between CLST Holdings, Inc. and Mellon Investor Services LLC, as Rights Agent, dated as of February 13, 2009 and as amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of CLST Holdings, Inc. The Rights are not exercisable prior to the occurrence of certain events specified in the Rights Agreement. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may be exchanged, may expire, may be amended, or may be evidenced by separate certificates and no longer be evidenced by this certificate. CLST Holdings, Inc. shall mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances as set forth in the Rights Agreement, Rights that are or were beneficially owned by an Acquiring Person or any Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement) may become null and void. AMERICAN BANK NOTE COMPANY 711 ARMSTRONG LANE COLUMBIA, TENNESSEE 38401 (931) 388-3003 SALES: E. BUCKLEY 951-340-1950 7 / LIVE JOBS / C / 32212 CLST BK PRODUCTION COORDINATOR: TODD DEROSSETT 931-490-1720 PROOF OF: APRIL 3, 2009 CLST HOLDINGS, INC. TSB 32212 BK OPERATOR: AP NEW